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                                                                    EXHIBIT 10.1

                      AMENDED OUTSIDE DIRECTOR COMPENSATION
                            Adopted November 15, 2001

RESOLVED, that effective July 1, 2001, directors of the Corporation who are not employees of, or consultants to the Corporation or Bruckmann, Rosser, Sherrill & Co., Inc., shall be compensated as follows:

         (a) a fee of $2,500 per meeting (with all meetings that occur on the same day being considered as one meeting); and

         (b) an annual retainer of $1,000 for service as a committee chairman; and

         (c) a one-time grant of options to purchase common stock of the Corporation in such amount and at such price as may be approved by the Board.